Exhibit 10.5

June 15, 2026 (revised as requested on July 13, 2026)

By Email

Alexander Nichols

RE: Separation Agreement & General Release

Dear Alex:

This letter of agreement and general release (“Agreement”) confirms our mutual agreement regarding the terms and conditions of your separation from employment with enGene USA, Inc. (“enGene” or the “Company”). You and the Company agree as follows:

1.
Separation Date. Your last day of employment with the Company will be July 15, 2026 (“Separation Date”). You will receive your salary at your regular rate of pay through your Separation Date. Your employment and your participation in the Company’s employee benefit plans and programs will terminate on your Separation Date.
2.
Severance Benefits. Provided that you (i) timely sign this Agreement after your Separation Date and do not revoke it, (ii) return all Company property, (iii) provide all administrative information, including all login controls, regarding all accounts you used or accessed related to your work for the Company, and (iv) otherwise comply with your obligations under this Agreement and your continuing obligations to the Company under Sections 15 and 16 of your Employment Agreement with the Company as amended on October 16, 2024 (the “Employment Agreement”), you shall be entitled to the following:
a.
Continuation of your Base Salary for a twelve (12) month period (the “Severance Term”), in the total amount of $513,760, less applicable taxes and withholdings, which amount shall be paid in regular payroll in accordance with the Company’s normal payroll practices. Payment will begin within 60 days following the Separation Date, and any installments not paid between the Separation Date and the date of the first payment will be paid with the first payment.
b.
Subject to your copayment of premium amounts at the applicable active employees’ rate and your proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay to the group health plan provider(s) or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company until the earliest of (A) the twelfth (12th) month anniversary of your Separation Date; (B) your eligibility for group health plan benefits under any other employer’s group health plan; or (C) the cessation of your continuation rights under COBRA; provided, however, that if the Company reasonably determines that it cannot pay such amounts to the group health plan provider(s) or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then the Company shall convert such payments to payroll payments directly to you for the time period specified above (such payments, if to you, shall be subject to tax-related deductions and withholdings and paid on the Company’s regular payroll dates).
c.
An amount equal to your Target Annual Bonus as defined in your Employment Agreement, prorated for the portion of the performance period that you were employed in 2026, payable within forty-five (45) days of your Separation Date.

d.
Your time-based equity awards shall accelerate and vest with respect to the number of shares underlying the equity awards that would vest over the Severance Term had you remained employed for such Severance Term and any equity awards that are subject to performance-based vesting shall vest and become exercisable, if at all, subject to the terms of such equity awards.

e.
The post-separation exercise period for certain of your outstanding stock options as set forth below (the “Extended Options”) shall be extended until October 15, 2027 (it being understood and agreed that if you exercise, at any time after the third month following your Separation Date, any of such Extended Options that would otherwise qualify as incentive stock options, shall automatically cease to be incentive stock options and shall automatically become and be treated as non-qualified stock options for purposes of United States federal and state income taxes).

Extended Options:

Grant Date	Number of Options	Exercise Price (USD)	Expiry date
February 18, 2023	177,935	$1.53	February 18, 2033
July 7, 2023	101,924	$4.25	July 7, 2033

3.
Release.
a)
In consideration of the benefits set forth herein, including but not limited to the benefits set forth in Paragraph 2, to the fullest extent permitted by law you waive, release and forever discharge the Company and each of its past and current parents, subsidiaries, affiliates, and each of its and their respective past and current directors, officers, members, trustees, employees, representatives, agents, attorneys, employee benefit plans and such plans’ administrators, fiduciaries, trustees, recordkeepers and service providers, and each of its and their respective successors and assigns, each and all of them in their personal and representative capacities (collectively the “Company Releasees”) from any and all claims legally capable of being waived, grievances, injuries, controversies, agreements, covenants, promises, debts, accounts, actions, causes of action, suits, arbitrations, sums of money, attorneys’ fees, costs, damages, or any right to any monetary recovery or any other personal relief, whether known or unknown, in law or in equity, by contract, tort, law of trust or pursuant to federal, state or local statute, regulation, ordinance or common law, which you now have, ever have had, or may hereafter have, based upon or arising from any fact or set of facts, whether known or unknown to you, from the beginning of time until the date of execution of this Agreement, including, but not limited to, any arising out of or relating in any way to your employment relationship with the Company or any other Company Releasee, or other associations with the Company or any other Company Releasee, or any termination thereof. For the avoidance of doubt, the “Company Releasees” includes enGene Therapeutics Inc. (formerly known as enGene Holdings Inc.).
b)
Without limiting the generality of the foregoing, this waiver, release, and discharge includes any claim or right, to the extent legally capable of being waived, based upon or arising under any federal, state or local fair employment practices or equal opportunity laws, including, but not limited to, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act, 42 U.S.C. Section 1981, Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Massachusetts Fair Employment Practices Act, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Act, the Massachusetts Labor and Industries Act, the Massachusetts Earned Sick Time Law, the Massachusetts Right of Privacy Law, the Massachusetts Wage Act (as further explained below), the Massachusetts Paid Family and Medical Leave Act, and the Massachusetts Minimum Fair Wage Law, including all amendments thereto. You also are waiving, releasing and discharging all claims under any federal, state, local, and/or municipal statute, law, amendment, directive, order, and/or regulation enacted in response to the COVID-19 pandemic.
c)
Massachusetts Wage Act Waiver. By signing this Agreement, you acknowledge that this waiver includes any claims against the Company Releasees under Mass. Gen. Laws ch. 149, § 148 et seq., – the Massachusetts Wage Act. These claims include, but are not limited to, claims for failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, improper wage deductions, and failure to provide proper check-cashing facilities.
d)
Age Claim Waiver. In addition to all other claims released under this Agreement, you understand and agree that you are waiving all claims available against the Company Releasees arising out of your employment with the Company or the termination of your employment under the ADEA and OWBPA.

e)
You also agree to waive any right to bring, maintain, or participate in a class action, collective action, or representative action against the Company and/or the Company Releasees to the fullest extent permitted by law. You agree that you may not serve as a representative of a class action, collective action, or representative action, may not participate as a member of a class action, collective action, or representative action, and may not recover any relief from a class action, collective action, or representative action. You further agree that if you are included within a class action, collective action, or representative action, you will take all steps necessary to opt-out of the action or refrain from opting in, as the case may be. You are not waiving any right to challenge the validity of this Paragraph 3(e) on any grounds that may exist in law and equity. However, the Company and the Company Releasees reserve the right to attempt to enforce this Agreement, including this Paragraph 3(e), in any appropriate forum.
f)
Notwithstanding the generality of the foregoing, nothing herein constitutes a release or waiver by you of, or prevents you from making or asserting: (i) any claim or right you may have under COBRA; (ii) any claim or right you may have for unemployment insurance or workers’ compensation benefits (other than for retaliation under workers’ compensation laws); (iii) any claim to vested benefits under the written terms of a qualified employee pension benefit plan; (iv) any medical claim incurred during your employment that is payable under applicable medical plans or an employer-insured liability plan; (v) any claim or right that may arise after the execution of this Agreement; (vi) any claim or right you may have under this Agreement; (vii) any claim or right to indemnification and any claims or rights under the Indemnification Agreement between you and enGene Therapeutics Inc. (formerly known as enGene Holdings Inc.); (viii) any claim or rights under paragraph 20 of the Employment Agreement; or (ix) any claim that is not otherwise waivable under applicable law. In addition, nothing herein shall prevent you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or similar federal or state fair employment practices agency or interfere with your ability to participate in any investigation or proceeding conducted by such agency; provided, however, that pursuant to this Paragraph 3, you are waiving any right to recover monetary damages or any other form of personal relief from the Company Releasees to the extent any such charge, complaint, investigation or proceeding asserts a claim subject to the releases herein.
g)
You acknowledge that you have not made any claims or allegations against any Company Releasee, the factual foundation for which involves sexual harassment or sexual assault or abuse.
h)
Release of Unknown Claims. You understand that the foregoing releases shall be effective as a full and final accord and satisfaction and general release of all claims, whether known or unknown, against the Company Releasees. You are aware that you may hereafter discover claims or facts in addition to or different from those you now know or believe to exist with respect to the subject matter of this Agreement which if you had known now, may have affected your decision to sign this Agreement; however, you hereby settle and release all of the claims which you had, have or may have against the Company and the other Company Releasees including arising out of such additional or different facts.

4.
No Additional Entitlements. You agree and represent that you have received all entitlements due from the Company relating to your employment with the Company, including but not limited to, all wages earned, including without limitation all commissions and bonuses, severance, sick pay, vacation pay, overtime pay, and any paid and unpaid personal leave for which you were eligible and entitled, and that no other entitlements are due to you other than as set forth in this Agreement.
5.
Return of Property. Before your Separation Date, you will return to the Company all of its property, including, but not limited to, computers, cell phones, files, and documents, including any correspondence or other materials containing trade secrets of the Company, identification cards, credit cards, keys, equipment, software and data, however stored. To the extent you have any Company information or material stored on any PDA, personal computer, personal email, hard drive, thumb drive, cloud or other electronic storage device, you agree to cooperate with the Company in permanently deleting such information from such devices, subject to any Company litigation preservation directive then in effect.
6.
Protection of Confidential Information & Goodwill. Except as expressly permitted in Paragraph 8 of this Agreement or if otherwise required by law, you agree that you will not at any time, directly or indirectly, disclose any trade secret, confidential or proprietary information you have learned by reason of your association with the Company. You also agree to comply fully with your continuing obligations to the Company under Sections 15 and 16 of your Employment Agreement, which are hereby incorporated herein by reference. You further that for twelve (12) months following your Separation Date, you will not, without the Board’s express written consent, engage (directly or indirectly) in any Competitive Business in the United States or Canada. The term “Competitive Business” means any person, concern or entity which is engaged in or conducts a business substantially the same as the Business of the Company and its Affiliates. The term “Business” means the discovery, research, development and commercialization by the Company of gene therapy treatments currently under active discovery, development or commercialization (generally referred to internally as “Programs” and “Pipeline”), including material external sponsored research agreements. You understand and agree that, given the nature of the business of the Company, the position you held at the Company, and the consideration you are receiving under this Agreement, your covenants in this Agreement and in your Employment Agreement are reasonable and necessary to protect the Company’s legitimate business interests.
7.
Non-Disparagement. Except as expressly permitted in Paragraph 8 of this Agreement, you will not at any time make any written or oral comments or statements of a defamatory or disparaging nature regarding the Company and/or the other Company Releasees or their personnel and you shall not take any action that would cause the Company and/or the other Company Releasees or their personnel any embarrassment or humiliation or otherwise cause or contribute to their being held in disrepute. The Company agrees to instruct its executive leadership team not to at any time make any written or oral comments or statements of a defamatory or disparaging nature about you.
8.
Reports to Government Entities. Nothing in this Agreement restricts or prohibits you or anyone else from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including without limitation, the EEOC, the Department of Labor, the National Labor Relations Board, the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Occupational Safety and Health Administration, the U.S. Congress, any other federal, state, or local government agency or commission, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. You do not need the prior authorization of the Company to engage in conduct protected by this Paragraph, and you do not need to notify the Company that you have engaged in such conduct. This Agreement does not limit your right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of the law. However, to the maximum extent permitted by law, you are waiving your right to receive any individual monetary relief from the Company or any other Company Releasee (as defined above in Paragraph 3) resulting from the released claims, regardless of whether you or another party has filed them, and in the event you obtain such monetary relief, the Company will be entitled to an offset for the benefits made pursuant to this Agreement. You recognize and agree that, in connection with any such activity outlined above, you must inform the Regulators, your attorney, a court or a government official that the information you are providing is confidential. Despite the foregoing, you are not permitted to reveal to any third-party, including any governmental, law enforcement, or regulatory authority, information you came to learn during the course of your employment with the Company that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege and/or attorney work product doctrine. The Company does not waive any applicable privileges or the right to continue to protect its privileged attorney-client information, attorney work product, and other privileged information. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
9.
Non-Admission. It is understood and agreed that neither the execution of this Agreement nor the terms of this Agreement constitute an admission of liability to you by the Company or the other Company Releasees, and such liability is expressly denied. It is further understood and agreed that no person shall use the Agreement, or the consideration paid pursuant thereto, as evidence of an admission of liability, inasmuch as such liability is expressly denied.
10.
Cooperation. You agree that upon the Company’s reasonable notice to you and at reasonable times that will not interfere with your professional or personal matters, you shall cooperate with the Company and its counsel (including, if necessary, preparation for and appearance at depositions, hearings, trials or other proceedings) with regard to matters that relate to or arise out of matters you have knowledge about or have been involved with during your employment with the Company. In the event that such cooperation is required, you will be reimbursed for any reasonable travel expenses incurred in connection therewith.
11.
Acknowledgments. You hereby acknowledge that:
a)
The Company hereby advises you of your right to obtain independent legal advice from an attorney of your own choice with respect to this Agreement;

b)
You have obtained independent legal advice from an attorney of your own choice with respect to this Agreement or you have voluntarily chosen not to obtain such advice;
c)
You freely, voluntarily and knowingly enter into this Agreement after due consideration;
d)
You have had a minimum of forty-five (45) days to review and consider this Agreement;
e)
You and the Company agree that changes to the Company’s offer contained in this Agreement, whether material or immaterial, will not restart the forty-five (45) day consideration period provided for above;
f)
You have a right to revoke this Agreement by notifying the undersigned representative in writing, via electronic mail, within seven (7) business days of your execution of this Agreement;
g)
You have received in Exhibit A certain disclosures regarding the Company’s reduction in force, including a listing of the ages and job titles of employees in the decisional unit of the Company which identifies those who have and those who have not been selected for termination of employment and offered consideration for signing a waiver;
h)
In exchange for your waivers, releases and commitments set forth herein, including your waiver and release of all claims arising under the ADEA, the consideration that you are receiving pursuant to this Agreement exceeds any payment, benefit or other thing of value to which you would otherwise be entitled, and are just and sufficient consideration for the waivers, releases and commitments set forth herein; and
i)
No promise or inducement has been offered to you, except as expressly set forth herein, and you are not relying upon any such promise or inducement in entering into this Agreement.
12.
Medicare Disclaimer. You acknowledge that you are not a Medicare Beneficiary as of the time you enter into this Agreement. To the extent that you are a Medicare Beneficiary, you agree to contact the undersigned for further instruction.
13.
Miscellaneous.
a)
Entire Agreement. This Agreement sets forth the entire agreement between you and the Company and replaces any other oral or written agreement between you and the Company relating to the subject matter of this Agreement, including, without limitation, any prior offer letters and/or employment agreements, except for your continuing obligations to the Company under your Employment Agreement.
b)
Governing Law. This Agreement shall be construed, performed, enforced and in all respects governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof. Any disputes under this Agreement shall be resolved pursuant to the arbitration provision in the Employment Agreement.
c)
Severability. Should any provision of this Agreement be held to be void or unenforceable, the remaining provisions shall remain in full force and effect, to be read and construed as if the void or unenforceable provisions were originally deleted.
d)
Amendments. This Agreement may not be modified or amended, except upon the express written consent of both you and the Company.
e)
Waiver. A waiver by either party hereto of a breach of any term or provision of the Agreement shall not be construed as a waiver of any subsequent breach.

f)
Counterparts. This Agreement may be executed electronically and in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
g)
Effective Date. This Agreement will become effective and enforceable upon the expiration of the seven (7) business day revocation period referred to above (the “Effective Date”).

If the above accurately states our agreement, kindly sign below after your Separation Date and return the original Agreement to me by August 31, 2026.

Sincerely,

enGene USA, Inc.

By: /s/ Tara Place

Tara Place

SVP, Human Resources

UNDERSTOOD, AGREED TO AND ACCEPTED WITH THE INTENTION TO BE LEGALLY BOUND:

/s/ Alexander Nichols

Alexander Nichols

Date: July 16, 2026

EXHIBIT A

enGene USA, Inc. (“enGene” or the “Company”) is implementing a reduction in force. The following information is provided in accordance with the federal laws known as the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and in connection with the Separation Agreement and General Release (the “Agreement”). Capitalized terms used herein shall have the meanings set forth in the Agreement provided to employees who have been selected for termination of employment.

1.
Decisional Unit. All employees in the Company as of June 15, 2026.

2.
Selection Factors. Employees in the Decisional Unit were selected for termination of employment in connection with the reduction in force based on an assessment of a combination of the following factors: the current and anticipated business needs of the Company, and employees’ positions, functions, performance, and skill sets.

3.
Applicable Time Limits. Eligible employees who are forty (40) years or older will have at least forty-five (45) days to review the Agreement and this disclosure notice with an attorney of their choosing, and to accept the Agreement by timely signing and returning it to the Company. Eligible employees will have seven (7) days from the date that they sign the Agreement to revoke their decision by delivering a written notice of revocation in the manner specified in the Agreement. Eligible employees will not receive the payments and/or benefits set forth in the Agreement unless and until the revocation period has expired without exercising their right to revoke.

4.
Selection Information. The following is a list of the job titles and ages of employees in the Decisional Unit who were selected and not selected for termination of employment, based on an application of the selection factors described above. Ages are calculated as of June 15, 2026.

DECISIONAL UNIT

Job Title	Age	Selected	Not Selected
Analytical Development Analyst	24	X
Director, Clinical Science	52		X
Senior Director, QC External Technical Services	61		X
Senior Director, Regulatory CMC	58		X
Senior Staff Accountant	29	X
Senior Medical Science Liaison- East Region	44	X
Chief Regulatory Officer	52		X
Chief Development Officer	52		X
Senior Manager, Quality Programs & Compliance	37	X
Human Resources, Operations Specialist	30	X
Executive Director, Scientific Engagement	64	X
Senior Director, Assistant General Counsel	41		X
Executive Director, Urology Clinical Lead	49		X
Director, Supplier Quality Assurance	63		X
Senior Vice President, Finance	56	X
Chief Technology Officer	57		X

1

Job Title	Age	Selected	Not Selected
Chief Executive Officer	63		X
Executive Director, Scientific Communications	47	X
Senior Clinical Project Manager	45	X
VP, Information Technology	59	X
Chief Financial Officer	52	X
Principal Specialist, Quality Assurance Operations	40		X
Chief Legal Officer	46	X
Senior Manager, QC External Technical Services	36		X
Associate Clinical Trial Manager	38		X
Senior Director, Biostatistician	63		X
Executive Director, Investor Relations	39		X
Senior Accounting Manager	40		X
Systems Administrator	31		X
VP, Head of CMC	51	X
Vice President, Commercial Manufacturing	58		X
Associate Director, QA Operations	51		X
Executive Director, Medical Affairs	45		X
Senior Medical Science Liaison- West Region	48	X
Associate Director, Quality Systems & GXP Operations	42	X
Technical Operations, Senior Project Manager	48	X
Director, Strategy and Business Development	30		X
Senior Director, Corporate Communications	57	X
Senior Specialist, Quality Assurance Operations	29	X
Chief Strategy & Operations Officer	41	X
VP, Head of Quality	58		X
Senior Executive Assistant	59		X
Regulatory Associate II	29	X
SVP, Human Resources	54	X
Chief Global Commercialization Officer	49		X
Research Scientist II, CMC	31	X
Senior Director, Human Resources	41		X
Vice President, Controller	48		X
Senior Scientist, Analytical Development	34	X
Programmer and Clinical Data Analyst	22		X
Senior Executive Assistant	55	X
Senior Director, Accounting	35		X
Office Manager, Administrative Assistant	41	X
Executive Director, Clinical Sciences	46	X

2

Job Title	Age	Selected	Not Selected
Director, Regulatory Affairs	37		X
Chief Medical Officer	40		X
Manager, Regulatory Affairs Operations	28		X
VP, Head of Clinical Development Operations	61		X
Financial Analyst	26	X
Scientist	39		X
Senior Director, Clinical Supply Chain & Logistics	56	X
Director, Project Management	45	X
Senior Director, Bioassay Development	58		X
Director IT Operations	48		X
Senior Director, Corporate FP&A	41		X

3